Exhibit 99.1

Washington Mutual, Inc.
(NYSE: WM)
April 15, 2008

WaMu Closes $7 Billion Equity Issuance
Strengthening Capital Position

WaMu Reports First Quarter Net Loss Per Share of $1.40
Reflecting Elevated Loan Loss Provisioning but Stable Revenues

Declares Cash Dividend of $0.01

On Apr. 14, WaMu closed the previously announced $7 billion capital issuance to TPG Capital and to other investors, including many of WaMu’s top institutional shareholders. With the proceeds of the offering, the company’s capital ratios are expected to remain well above its targeted levels while it absorbs elevated credit costs in its loan portfolios in 2008 and 2009. At the same time, the company will continue to grow its leading, national banking franchise.

“The completion of this offering demonstrates the confidence these major investors have expressed in WaMu’s underlying value and its growth potential,” said WaMu Chairman and Chief Executive Officer Kerry Killinger. “This substantial new capital will position us for a return to profitability as elevated credit costs subside. With the support of these investors, we have every confidence in our ability to deal with today’s market conditions and restore shareholder value.”

WaMu today announced a first quarter 2008 net loss of $1.14 billion, or $1.40 per diluted share, compared with the fourth quarter net loss of $1.87 billion, or $2.19 per diluted share, and net income of $784 million, or $0.86 per diluted share, during the first quarter of 2007. The quarter’s financial results reflect a higher level of provisioning as steep declines in home values led to further deterioration in mortgage credit markets.

“By issuing $7 billion of additional capital, we have taken decisive actions to withstand this period of unprecedented credit losses, while maintaining strong liquidity,” said Killinger. “We also recently announced plans to further advance our retail-focused strategy by:

-	Investing in and growing our retail banking stores and call center production;
-	Closing all of our remaining freestanding home loan offices; and
-	Exiting wholesale lending – our broker channel.”

Killinger added that the Retail Bank, Card Services and Commercial businesses again delivered steady performance. During the quarter, retail deposits grew $8.1 billion to $151.7 billion and 256,069 net new checking accounts were opened – a good start to reaching our goal of adding more than a million net new checking accounts this year.

FIRST QUARTER FINANCIAL SUMMARY AND HIGHLIGHTS

Selected Financial Summary	Three Months Ended
($ in millions, except per share data)	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
Income Statement
Net interest income	$2,175	$2,047	$2,014	$2,034	$2,081
Provision for loan losses	3,511	1,534	967	372	234
Noninterest income	1,569	1,365	1,379	1,758	1,541
Noninterest expense	2,152	4,166	2,191	2,138	2,105
Minority interest expense	75	65	53	42	43
Income (loss) before income taxes	(1,994)	(2,353)	182	1,240	1,240
Income taxes	(856)	(486)	(4)	410	456
Net income (loss)	$(1,138)	$(1,867)	$186	$830	$784

Diluted earnings (loss) per common share	$(1.40)	$(2.19)	$0.20	$0.92	$0.86

Balance Sheet
Total assets, end of period	$319,668	$327,913	$330,110	$312,219	$319,985
Average total assets	319,928	325,276	320,475	316,004	331,905
Average interest-earning assets	285,265	287,988	283,263	279,836	295,700
Average total deposits	184,304	185,636	198,649	206,765	210,764

Profitability Ratios
Return on average common equity	(23.27)%	(32.64)%	3.03%	13.74%	12.99%
Net interest margin	3.05	2.86	2.86	2.91	2.80
Efficiency ratio	57.49	122.13	64.55	56.38	58.13
Nonperforming assets/total assets	2.87	2.17	1.65	1.29	1.02
Tangible equity/total tangible assets	6.40	6.67	5.60	6.07	5.78

•
Net interest margin expands by 19 basis points to 3.05 percent. Net interest income of $2.18 billion was up from the previous quarter as the growth in the net interest margin more than offset the effects of the 1 percent drop in average interest-earning assets. The 19 basis point increase in the net interest margin reflected significantly lower wholesale borrowing costs following the 200 basis point reduction in the Federal Funds rate since the beginning of the year.

•
Depositor and other retail banking fees up 6 percent year-over-year. During the first quarter, WaMu attracted 256,069 net new checking accounts, a good start towards reaching its goal of adding more than 1 million net new accounts this year. This growth, along with the company’s success in building profitable customer relationships through superior service and cross sales, led to a 6 percent year-over-year increase in depositor and other retail banking fees. The decline in depositor fees from the fourth quarter reflected normal seasonality and slowing consumer spending.

•
Market valuation losses decline. Reflecting continued illiquidity of the capital markets, the company reported net losses of $216 million in its trading securities, down from a loss of $267 million in the fourth quarter. Market conditions also resulted in the recording of $67 million in impairment losses on mortgage securities designated as available for sale, which was more than offset by $85 million of net gains on the sale of securities, a significant improvement from fourth quarter net losses of $261 million.

•
Provision increases as economy weakens and home values continue to slide. The company’s first quarter provision for loan losses of $3.51 billion more than doubled from the $1.53 billion provision in the fourth quarter of last year. The larger provision reflects an increase in delinquencies as the economy weakens, as well as a higher level of losses as home prices declined sharply from the start of the year. During the quarter, net charge-offs increased 83 percent over the prior quarter to $1.37 billion.

At the end of the quarter, nonperforming assets as a percentage of total assets grew to 2.87 percent from 2.17 percent at the end of 2007. The quarter’s provision was well in excess of net charge-offs and brought the allowance for loan losses to $4.71 billion at the end of the quarter from $2.57 billion at the end of 2007.

•
Noninterest expense down 4 percent. Noninterest expense was $2.15 billion in the quarter. This represents a 4 percent decline when compared with adjusted noninterest expense of $2.25 billion in the fourth quarter. The adjustments exclude the $1.78 billion charge for the writedown of all goodwill within the Home Loans Group and $143 million associated with the resizing of the Home Loans business along with other reductions in corporate support functions. During the quarter, the company reduced the number of employees 7 percent while continuing to grow the retail banking franchise. With the rise in the number of foreclosures and drop in home prices, foreclosure costs increased to $155 million from $133 million in the fourth quarter.

FIRST QUARTER SEGMENT RESULTS

Retail Banking Group

Selected Segment Information	Three Months Ended
($ in millions, except accounts and households)	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
Net interest income	$1,203	$1,262	$1,306	$1,291	$1,284
Provision for loan losses	2,300	663	318	91	62
Noninterest income	775	850	833	820	751
Inter-segment revenue	9	5	9	16	18
Noninterest expense	1,221	1,212	1,149	1,131	1,069
Income (loss) before income taxes	(1,534)	242	681	905	922
Income taxes	(491)	(39)	225	340	346
Net income (loss)	$(1,043)	$281	$456	$565	$576

Average loans	$142,720	$145,486	$147,357	$149,716	$155,206
Average retail deposits	146,734	142,733	144,921	145,252	144,030
Net change in number of retail checking accounts	256,069	74,493	310,360	406,243	327,776
Net change in retail households	154,000	37,000	161,000	228,000	195,000

•
Results reflect weaker economy. Net interest income was down slightly from the fourth quarter due to the lag in the downward repricing of deposits as short-term interest rates fell. The major component of noninterest income is depositor fees, which totaled $704 million during the first quarter, down from the fourth quarter reflecting normal seasonality, but were up 6 percent year-over-year. Noninterest expense was up slightly as the company continued to invest in its retail banking network.

•
Further declines in home prices leads to increase in provision. The quarter’s net loss reflected the significant increase in the provision as deterioration in the company’s home loan and home equity portfolios accelerated during the quarter.

•
Growth in net new checking accounts on pace to reach annual goal. During the first quarter, the Retail Bank added 256,069 net new checking accounts, up from 74,493 in the fourth quarter as that quarter contained end of year inactive account clean up. Average retail deposits increased by $4.0 billion during the quarter reflecting both money market and CD growth. Retail deposit balances at the end of the quarter were up $8.07 billion to $151.65 billion while the company reduced average consolidated deposit costs by nearly 30 basis points from the prior quarter.

Card Services Group (managed basis)

Selected Segment Information	Three Months Ended
($ in millions)	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
Net interest income	$765	$694	$674	$649	$641
Provision for loan losses	626	591	611	523	388
Noninterest income	418	315	400	393	474
Inter-segment expense	5	-	-	-	-
Noninterest expense	260	338	364	306	329
Income before income taxes	292	80	99	213	398
Income taxes	93	(12)	33	80	149
Net income	$199	$92	$66	$133	$249

Average managed receivables	$26,889	$26,665	$25,718	$24,234	$23,604
Period end managed receivables	26,379	27,239	26,227	24,987	23,597
30+ day managed delinquency rate	6.89%	6.47%	5.73%	5.11%	5.15%
Managed net credit losses	9.32	6.90	6.37	6.49	6.31

•
Solid quarter includes VISA settlement. The growth in net interest income was due to lower funding costs driven by a significant drop in short-term interest rates. Noninterest income was up from the prior quarter due to an $85 million benefit received from the company’s share of VISA’s IPO, while noninterest expense was down from the fourth quarter due to slower hiring and delays in marketing spend. Also, noninterest expense during the first quarter included a $38 million partial recovery of the VISA litigation expense recorded in the prior year.

•
Retail channel focus of new account growth. During the quarter, Card Services opened 666,407 new credit card accounts, 13,696 more than in the prior quarter as the company directed its card growth efforts to its core retail banking customer base and scaled back promotions on a national level to enhance the risk profile of the portfolio. WaMu’s Retail Bank customers accounted for 38 percent of total account production during the first quarter. Total managed receivables decreased 3 percent during the quarter to $26.38 billion as a result of lower purchase volumes with the softening economy and the seasonal increase in payments.

•
Credit losses up with slowing economy. Managed net credit losses and the 30+ day managed delinquency rate increased from prior periods reflecting the weakening economy and higher unemployment. The increase in the provision was also driven by the higher delinquency levels, partially offset by the decline in ending managed receivables.

Commercial Group

Selected Segment Information	Three Months Ended
($ in millions)	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
Net interest income	$196	$200	$200	$208	$211
Provision for loan losses	29	19	12	2	(10)
Noninterest income	(8)	(10)	(34)	63	15
Noninterest expense	68	66	67	74	74
Income before income taxes	91	105	87	195	162
Income taxes	29	11	28	73	61
Net income	$62	$94	$59	$122	$101

Loan volume	$2,835	$4,800	$4,054	$4,348	$3,671
Average loans	40,934	40,129	38,333	38,789	38,641

•
Solid quarterly results. Net interest income of $196 million was down modestly from the prior quarter due to lower noninterest bearing deposits. Noninterest income slightly improved from the prior quarter as a result of lower trading and hedging losses, partially offset by lower loan sales volume.

•	Provision up slightly. The provision for loan losses of $29 million reflected increased delinquencies and portfolio growth, as the company holds more of its loan production in portfolio.

•	Reduced loan volume. Loan volume of $2.84 billion was down 41 percent from the prior quarter reflecting secondary market illiquidity and prudent management of loan portfolio growth.

Home Loans Group

Selected Segment Information	Three Months Ended
($ in millions)	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
Net interest income	$250	$229	$191	$211	$244
Provision for loan losses	907	511	323	101	49
Noninterest income	319	329	183	389	161
Inter-segment expense	4	5	9	16	18
Noninterest expense*	499	2,319	554	547	522
Income (loss) before income taxes	(841)	(2,277)	(512)	(64)	(184)
Income taxes	(269)	(312)	(169)	(24)	(69)
Net (loss)	$(572)	$(1,965)	$(343)	$(40)	$(115)

Loan volume	$13,774	$19,089	$26,434	$35,938	$33,780
Average loans	55,672	52,278	43,737	43,312	53,254

*Includes $1.78 billion goodwill charge in fourth quarter 2007.

•
Improved quarter for Home Loans. Net interest income was up slightly from the fourth quarter reflecting lower funding costs that were largely offset by lower loan yields. Noninterest income was down slightly from the prior quarter due to additional writedowns on trading securities resulting from the continued market dislocation and higher MSR hedging costs. The impact of these two items was partially offset by improved gain on sale of $122 million during the quarter, which included $79 million in gains from the adoption of a new accounting pronouncement. Despite the increase in foreclosure costs, expenses were down 8 percent from the fourth quarter (excluding the $1.78 billion goodwill charge) due to actions taken in the fourth quarter to resize the Home Loans business in response to the smaller mortgage market. The number of employees decreased to 9,159 at the end of the first quarter from 11,812 at the end of 2007, and 13,449 as of Mar. 31, 2007.

•
Provision continues to reflect housing stress. Increasing subprime delinquencies along with higher loss severity rates drove the loan loss provision to $907 million from $511 million in the prior quarter.

•
Home loan volume reflects change in mix. Home loan segment volume of $13.77 billion in the first quarter was down from the prior quarter due to the decline in Option ARM, hybrid and home equity lending. Fixed-rate loans comprised the majority of first quarter volume as the company placed more emphasis on originating GSE conforming loans and borrowers took advantage of lower interest rates.

•	Further consolidation of Home Loans business. The company recently announced plans to further consolidate its Home Loans business, including:
o	Exiting its wholesale channel and closing its home loan centers;
o	Focusing its mortgage operations in its core retail banking network and direct to consumer channel;
o	Consolidating certain loan fulfillment centers, resulting in 3 loan fulfillment center locations.

COMPANY UPDATES

•
On Apr. 15, WaMu’s Board of Directors declared a cash dividend of $0.01 per share on the company’s common stock. Dividends on the common stock are payable on May 15, 2008 to shareholders of record as of Apr. 30, 2008. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.2528 per depository share of Series K Preferred Stock to be payable on Jun. 16, 2008 to holders of record on Jun. 2, 2008, a dividend of $19.8056 per share of Series R Preferred Stock to be payable on Jun. 16, 2008 to holders of record on Jun. 2, 2008, and a dividend of $0.01 per share, on an as converted basis, on the company’s Series S and Series T Preferred Stock to be payable on May 15, 2008 to shareholders of record as of Apr. 30, 2008.

•	On Apr. 15, WaMu director, Mary E. Pugh, who served on the WaMu Board of Directors for nine years and as Chair of its Finance Committee for three years, resigned from the Board.

•
On Apr. 15, the term of WaMu director, Anne V. Farrell, expired.  Ms. Farrell, who served on the Board for thirteen years, did not stand for reelection because she reached the Board’s mandatory retirement age.

•
On Apr. 8, WaMu’s Board of Directors announced its intention to appoint TPG Partner David Bonderman (65) to the company’s Board. In addition, Larry Kellner (49), chairman and chief executive officer of Continental Airlines and former executive vice president and chief financial officer of American Savings Bank, will become a board observer at TPG’s request.

•
On Mar. 14, the United States Court of Federal Claims published its written decision in the case of Anchor Savings Bank, FSB vs. The United States of America, awarding Washington Mutual Bank $382 million for damages, and an additional amount for taxes that will be determined by the court. A significant portion of the award will benefit outstanding warrants. The government is expected to appeal the decision, a lengthy process that could delay, reduce or negate the award.

•
On Mar. 3, WaMu’s Board of Directors announced the election of Stephen Chazen (61) to the company’s Board. Under Washington law, Chazen will stand for re-election with other directors at the company’s annual shareholders’ meeting. Chazen has been designated a member of the Board’s Audit and Finance Committees. Chazen serves as president and chief financial officer of Occidental Petroleum Corporation, an international company based in Los Angeles.

ABOUT WAMU

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At Mar. 31, 2008, WaMu and its subsidiaries had assets of $319.67 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,500 consumer and small business banking stores throughout the nation. WaMu’s financial reports and news releases are available at www.wamu.com/ir.

WEBCAST INFORMATION

A conference call to discuss the company’s financial results will be held on Tuesday, Apr. 15, 2008, at 6:30 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-391-7808. Participants calling from outside the United States may dial 630-395-0029. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A recording of the conference call will be available from approximately 8:30 p.m. ET on Tuesday, Apr. 15, 2008 through 11:59 p.m. on Friday, Apr. 25, 2008. The recorded message will be available at 866-360-3314. Callers from outside the United States may dial 203-369-0168.

CAUTIONARY STATEMENTS

This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2007 Annual Report on Form 10-K which include:

•	Economic conditions that negatively affect housing prices and the job market that have resulted, and may continue to result, in a deterioration in credit quality of the Company's loan portfolio.
•
Access to market-based liquidity sources that may be negatively impacted if market conditions persist or if further ratings downgrades occur and could lead to increased funding costs and reduced gain on sale.

•	The need to raise additional capital due to significant additional losses which could have a dilutive effect on existing shareholders and could affect the ability to pay dividends.
•	Changes in interest rates.
•	Features of certain of the Company’s loan products that may result in increased credit risk.
•	Estimates used by the Company to determine the fair value of certain of our assets that may prove to be imprecise and result in significant changes in valuation.
•	Risks related to the Company’s credit card operations that could adversely affect the credit card portfolio and our ability to continue growing the credit card business.
•	Operational risk which may result in incurring financial and reputational losses.
•	Failure to comply with laws and regulations.
•	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders.
•	General business, economic and market conditions and continued deterioration in these conditions.
•	Damage to the Company’s professional reputation and business as a result of allegations and negative public opinion as well as pending and threatened litigation.
•	Significant competition from banking and nonbanking companies.

There are other factors not described in our 2007 Form 10-K which are beyond the Company’s ability to anticipate or control that could cause results to differ.

####

Media Contact	Investor Relations Contact
Derek Aney	Alan Magleby
206-500-6094 (Seattle)	206-500-4148 (Seattle)
212-326-6075 (New York)	212-702-6955 (New York)
derek.aney@wamu.net	alan.magleby@wamu.net